Confidential Materials omitted and filed separately
with the Securities and Exchange Commission. Asterisks denote omission.
Exhibit 10.1
Execution Copy
MANUFACTURING AND SUPPLY AGREEMENT
This MANUFACTURING & SUPPLY AGREEMENT (this “Agreement”), dated as of August 20, 2007 by and among (i) Critical Therapeutics, Inc. , a Delaware corporation having a place of business at 60 Westview Street, Lexington, MA 02421, USA (“CRTX”), (ii) Jagotec AG, a Swiss company having a place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland (“Jagotec”) and (iii) for the purposes of clause 20 only, SkyePharma PLC, an English company having a place of business at 105 Piccadilly, London W1J 7NJ (Jagotec and CRTX individually referred to as a “Party” and together as the “Parties”).
WITNESSETH:
WHEREAS, by an agreement dated 3 October 1996 (the “Abbott Licence”) Jagotec granted Abbott Laboratories (“Abbott”) an exclusive, worldwide right and licence under certain patents and know-how to make, have made, import, use, offer for sale, market, distribute and sell the Product (as defined below) with the right, subject to Jagotec’s consent, to sub-licence such rights.
WHEREAS, Abbott has granted CRTX a licence (the “CRTX Licence”) to develop and commercialise the Product under intellectual property owned by or licensed to Abbott including intellectual property licensed to Abbott under the Abbott Licence.
WHEREAS, Jagotec consented to the CRTX Licence and agreed to provide certain services to CRTX in connection with obtaining registrations for products and the manufacture of clinical supplies and samples of Product on the terms of an agreement dated December 3, 2003 (the “Support Agreement”).
WHEREAS, in the Support Agreement, CRTX and Jagotec agreed to enter into a manufacturing agreement for the manufacture and supply of commercial supplies of the Product.
WHEREAS, this Agreement is the manufacturing agreement referred to in the Support Agreement.
NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions

1.1	For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the US Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act of 1944 and the regulations promulgated under those Acts, as may be amended from time to time.

“Active Material Cost” means the value to be attributed to the API for the purposes of Schedule 3 (line item G) of this Agreement, as set forth in Schedule 4 hereto.

“API” means the active pharmaceutical ingredient, zileuton.

“Affiliate” means any entity in which a Party has a direct or indirect equity or income interest ownership of at least fifty percent (50%) or more, or any entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Party. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise and the terms “controlled by” and “under common control with” have corresponding meanings. The term Affiliate shall include in particular with respect to Jagotec AG, its manufacturing affiliate Skye-SAS.

“Agency” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the manufacture or distribution, use or sale of the Product, including the FDA.

“Applicable Laws” means the Act and other laws, rules and regulations, (including any rules, regulations, guidelines or other requirements of any Agency) applicable to the manufacture of pharmaceutical products, as may be in effect from time to time in the US and in such other countries for which CRTX has (i) obtained a Registration for the Product and (ii) provided Jagotec with not less than nine months written notice that the Product must be manufactured in accordance with the Applicable Laws in that country.

“Auxiliary Materials” means any and all material, ingredients and components required and/or necessary for the manufacture and bulk packaging of Product by Jagotec hereunder, except API.

“Batch” means a specific quantity of the Product (batch target size of approximately [**] tablets, or such other target batch size as approved in writing by the Parties) that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of manufacture and is designated by a batch number.
“Complete Batch Documentation” shall have the same meaning as set forth in the Quality Agreement.
“Batch Instructions” shall have the meaning as set forth in the Quality Agreement.
“cGMP” means the Current Good Manufacturing Practices as defined from time to time under the Act and other Applicable Laws including the Current Good Manufacturing Practices set forth in 21 C.F.R. 210 and 21 C.F.R. 211 and relevant FDA guidance documents; and to the extent applicable European Community Directive 91/356/EEC, Directive 2001/83/EC and all relevant implementations of such directives and relevant guidelines including the EC Guidelines.
“Confidential Information” in relation to a party, means any and all technical and commercial materials and information and know-how, which is proprietary or confidential or non-public in nature including, without limitation, know how, trade secrets, specifications, Batch Instructions, products, processes, services, contracts, business methods or practices, pricing techniques and information, financial information, intellectual property and ideas which, at the time or times concerned, are not generally known to third persons and or is identified by that party as confidential.
“Contract Vendor” means a company or facility which is contracted by Skye-SAS or Jagotec to supply Auxiliary Materials or to manufacture or test the Product, other than Skye-SAS or CRTX. For the avoidance of doubt, the [**], would be considered a Contract Vendor.
“Critical Batch Documentation” shall have the same meaning as set forth in the Quality Agreement.
“Defect” means (a) the failure of a Product to comply in any material respect with the Specifications, cGMP and Applicable Laws (to the extent that such failure to comply with Applicable Laws results in the Product being unable to sold in the relevant part of the Territory for which it was manufactured), or (b) a manufacturing defect which would be discoverable upon reasonable physical inspection or testing performed within customary timelines upon receipt of a shipment of Product.

“EC Guidelines” means Volume 4 of the Rules Governing Medicinal Products in the European Union: Medicinal Products for Human and Veterinary Use: Good Manufacturing Practices.
“Effective Date” means May 22, 2007.
“Executed Batch Record” shall have the same meaning as set forth in the Quality Agreement.
“Facility” means Skye-SAS’s manufacturing facilities in St-Quentin-Fallavier, France.
“FDA” means the United States Food and Drug Administration and/or any successor agency.
“Finished Product” means Product further worked, labelled and packaged by or on behalf of CRTX for commercial supply.
“Fully Allocated” means the fully-burdened cost of manufacturing the Product, including the cost of (i) raw materials other than API used in the actual production, bulk labelling and bulk packaging of Product, (ii) direct labour of Jagotec employees or its Affiliate’s employees (including basic wages, labour and related payroll taxes and benefits) incurred or spent in the actual production, bulk labelling and bulk packaging of Product, including without limitation for quality assurance and manufacturing facility operations, and (iii) overhead of Jagotec and its Affiliates (including operating expenses, indirect labour and related payroll taxes and benefits, depreciation, applicable taxes, insurance, repairs and maintenance, supplies) incurred or spent in support of the actual production, bulk packaging and bulk labelling of Product, but not for cost of any unused manufacturing capacities that Jagotec may have in excess of the requirements contained in the forecasts provided by CRTX, and, in the case of (ii) and (iii) above, excluding taxable benefits, remuneration based on profitability or bonuses, and (iv) (without prejudice to delivery being Ex Works hereunder) any transportation, storage, non-reimbursable import or export taxes of or for Product as may be incurred or spent by Jagotec or its Affiliates in connection with the supply of Product pursuant to the terms of this Agreement, all as determined in accordance with generally accepted accounting principles consistently applied; provided, however, any increase in the overhead of Jagotec and its Affiliates shall not exceed [**]% of their overhead of the previous Year.
“Geomatrix System” has the meaning ascribed to such term in the Support Agreement.

“Latent Defect” means a Defect which would not be discoverable upon reasonable physical inspection of a shipment of the Product when testing is performed.
“Launch Phase” means the period of time immediately before and immediately following receipt of a Marketing Approval in the US, whereupon the supply of the Product by Jagotec to CRTX is ramped-up with a view to ensuring the commercial availability of the Finished Product and during which time the shelf-life of the Product will be less than [**] months but more than [**] months from date of manufacture by Jagotec.
“Manufacturing Sub-License” means a sub-license under the Support Agreement and the Abbott Licence, subject to the prior written consent of Jagotec which shall not be unreasonably withheld or delayed, from CRTX to a manufacturer other than Jagotec (such third party manufacturer, a “Manufacturing Sub-Licensee”) to manufacture the Product on the terms hereof. As of the Effective Date, the only Manufacturing Sub-License has been granted to Patheon Pharmaceuticals Inc. to which Jagotec has consented by letter dated 19 July 2005 in respect of quantities set out therein.
“Marketing Approvals” means the approvals issued by any Agency in accordance with any procedures as may be required by Applicable Law to market the Finished Product in the relevant country.
“Price” means the price expressed in U.S. dollars of Product supplied by Jagotec hereunder calculated in accordance with Schedule 1, excluding VAT (or similar taxes) where applicable.
“Product” means the bulk packaged uncoated tablets for a finished product containing API as the sole therapeutic or prophylactic active ingredient, in a controlled release tablet using the Geomatrix System supplied by Jagotec to CRTX hereunder.
“Quality Agreement” means that certain Technical and Quality Assurance Agreement by and among Skye-SAS, Jagotec and CRTX dated June 29, 2007, describing the obligations of the Parties with regards to compliance, quality systems, and testing and release of Product as may be required by Applicable Laws and as agreed upon in writing by the Parties; the Quality Agreement is incorporated into and made a part of this Agreement.
“Quarter” means a period of 3 months starting on a Quarter Day.
“Quarter Day” means each of 1 January, 1 April, 1 July and 1 October in each Year.

“Recall” shall have the meaning as set forth in the Quality Agreement and “Recalled” shall be construed accordingly.

“Registrations” means any and all technical, medical and scientific licences, registrations, authorisations and/or approvals of the Product or Finished Product (including clinical research authorization, manufacturing approvals and authorisations, Marketing Approvals, manufacturing facility approvals or authorizations, and pricing, third party reimbursement and labelling approvals) that are required by any Agency for the manufacture, distribution, use or sale of the Product or Finished Product in any country, as amended or supplemented from time to time.

”Release” shall have the same meaning as set forth in the Quality Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Skye-SAS” means SkyePharma Production S.A.S.

“Specifications” shall have the same meaning as set forth in the Quality Agreement.

“Territory” means all countries of the world.

“US” means the United States of America.

“$” and “US$” shall mean United States Dollars.

“Working Day” means Monday to Friday of each week excluding public holidays in France, Switzerland or the US.

“Year” means a calendar year running from 1 January to 31 December.

1.2	Unless otherwise expressly stated, reference to, a Section, Schedule or Exhibit is to a Section of, or a Schedule or Exhibit to, this Agreement and references in any Schedule to a Paragraph is to a paragraph in that Schedule.

1.3	The Recitals, Schedules and Quality Agreement form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement will include the Recitals, Schedules and Quality Agreement.

1.4	The Section headings are for convenience only and will not affect the interpretation of this Agreement.

1.5	In this Agreement, any phrase introduced by the terms include, including, in particular or any similar expression will be construed as illustrative and will not limit the sense of the words proceeding them.

1.6	In this Agreement, unless the context otherwise requires:

a)use of the singular is deemed to include the plural and vice versa;

b) use of any gender is deemed to include every gender; and

c) reference to a person includes a natural person, a firm, a corporation, a partnership, a trust, an association, an organisation and any other body or entity whether or not having separate legal personality.

1.7	Any undertaking by any of the parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

2.	Subject Matter and Grant of License

2.1.	CRTX hereby appoints Jagotec with effect from the Effective Date, and Jagotec hereby accepts such appointment under the terms and conditions contained in this Agreement, to manufacture only for CRTX the Product in bulk and to deliver and/or sell such Product only to CRTX.

2.2.	CRTX hereby grants to Jagotec with effect from the Effective Date the royalty-free right and sub-license under the CRTX Licence, without the right to grant sublicenses (except to Skye-SAS, to which CRTX hereby consents for so long as Jagotec uses Skye-SAS to manufacture Product for CRTX hereunder), solely to manufacture Product for, and supply Product to, CRTX all in accordance with the provisions contained in this Agreement. The terms and conditions of this Agreement shall apply to all Batches manufactured from the Effective Date.

2.3.	Nothing herein shall confer upon Jagotec any authority to sell or distribute the Product on its own account or for any other person or entity other than CRTX, but authorises Jagotec only to manufacture the Product in accordance with the terms hereof. During the Term Jagotec shall not, and shall procure that its Affiliates do not, either directly or indirectly, market, sell or distribute the Product, or sell the Product to any person who it believes or ought reasonably to know intends to sell the Product. During the Term and for a period of [**] years after the Term, Jagotec shall not, and shall procure that Jagotec’s Affiliates do not, use any CRTX Intellectual Property, CRTX Product Developments or Confidential Information provided by CRTX to manufacture, produce, market or sell any product containing zileuton for any company or person other than CRTX.

3.	Obligations of Jagotec

3.1.	Jagotec will manufacture Product and perform quality control testing in compliance with:

a) the Specifications;

b) the Quality Agreement; and

c) cGMP and all other Applicable Laws.

3.2.	Jagotec will maintain all records, including Complete Batch Documentation, required by the Specifications, Applicable Laws and the Quality Agreement which are to be maintained in connection with the manufacture of Product.

3.3	Without prejudice to its obligations under Sections 3.10 and 3.11, Jagotec makes no warranty as to compliance with Specifications, Applicable Laws and the Quality Agreement regarding or with respect to Auxiliary Materials or API furnished to it by CRTX or by any third party instructed by CRTX to supply such materials to Jagotec.

3.4	Jagotec is responsible for obtaining all Registrations necessary to manufacture Product under this Agreement.

3.5	Jagotec is responsible for conducting all manufacturing and testing related to the Product and Auxiliary Materials in compliance with the Specifications, the Quality Agreement, Applicable Laws and cGMP. Jagotec warrants that any Auxiliary Materials supplied by Jagotec or any Contract Vendor, and all manufacturing and testing processes used by Jagotec or any Contract Vendor complies with all relevant Specifications, Applicable Laws and the Quality Agreement.

3.6	Jagotec will notify CRTX of any deviations that may occur relating to the Product as defined in the Quality Agreement upon becoming aware thereof.

3.7	Jagotec will notify CRTX of any Agency audit or inspections in respect of any part of the Facility used to manufacture the Product within [**] Working Days of receipt of notice by Skye-SAS thereof, to allow CRTX to be present at any audit that deals specifically with the Product and promptly make available any comments from such audit or inspection as they relate to the Jagotec’s compliance with the Specifications, any applicable Quality Agreement, Applicable Laws, cGMP or any other regulatory requirements. Jagotec will promptly inform CRTX of any other material communications to or from an Agency relating to the Product. The Parties will consult with each other regarding any issues raised in such communications and will attempt in good faith to agree upon any action to be taken or response to be made in connection with such communications.

3.8	Jagotec shall maintain accurate records of all API supplied by CRTX for use in the manufacture of the Product and records of work-in-process and finished Product. Accurate records of any losses of API supplied by CRTX shall be documented for each lot. Such records shall be accessible to CRTX for inspection during regular business hours on CRTX giving Jagotec not less than [**] Working Days notice of such inspection.

3.9	Without prejudice to Section 3.7 above, Jagotec shall permit duly authorized representatives of CRTX or its third party designees, [**] every Year (or more frequently if an audit reveals significant concerns from the perspective of CRTX, acting reasonably, that require appropriate additional audit follow-up) during normal business hours and upon reasonable prior written notice, and in any event on not less than [**] Working Days notice, to conduct general cGMP audits. At such audits CRTX can inspect the formulation processes and work practices relating to the Product and inventory of Auxiliary Materials, API, and Product, all Registrations necessary for Jagotec to manufacture the Product, the Complete Batch Documentation and/or Facility, including the equipment used in the manufacturing and testing of Product, and inspect and take reasonable quantities of Product manufactured by Jagotec for examination purposes to verify Jagotec’s compliance with the Specifications, Applicable Laws, cGMP and the Quality Agreement.

3.10.	Jagotec shall use any and all API supplied by CRTX under Section 4.3 exclusively for the performance of its obligations under this Agreement, and Jagotec shall, upon receipt of any supply of API, perform the quality control procedures as provided for in the Quality Agreement. In the event that any supply of API received from CRTX, or any part thereof, does not meet the requirements set forth in the Specifications, the applicable Quality Agreement or Applicable Laws, then Jagotec shall promptly notify CRTX thereof in writing and CRTX will promptly supply replacement API that does comply with such requirements. Notwithstanding the foregoing or any contrary provision of the Quality Agreement, the provisions of Schedule 6 hereto shall apply in the circumstances set out therein.

3.11	Jagotec shall store all API received from CRTX, all Auxiliary Materials and all Product manufactured hereunder, in a suitable warehouse in accordance with cGMP, the Specifications, the Quality Agreement or Applicable Laws and shall use commercially reasonable endeavours to prevent the deterioration, theft or damage of API, all Auxiliary Materials and Product until delivered to CRTX in accordance with Section 7. Jagotec shall insure all API delivered by CRTX until delivery of Product containing such API to CRTX in accordance with Section 7 below, against such risks provided the insurable value thereof shall be the Active Material Cost.

3.12	API Yield.

(a) Reporting. Within [**] Working Days after the end of each Quarter, Jagotec shall provide CRTX with a Quarterly inventory report of the API held by Jagotec in accordance with the inventory report form annexed hereto as Schedule 2, which shall contain the following information for such month:

Quantity Received: “Quantity Received” shall mean the total quantity of API that is received at the Facility during the applicable period, which complies with such part of the Specifications applying thereto, which has been tested by Jagotec in accordance with clause 3.10 and which Jagotec has not provided a notice in accordance with clause 3.10.

Quantity Dispensed: The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of API that complies with such part of the Specifications applying thereto and is held at the beginning of the applicable period, less the inventory of API that complies with such part of the Specifications applying thereto and is held at the end of such period. The Quantity Dispensed shall only include Quantity Received in connection with commercial manufacturing of Product and, for certainty, shall not include any Quantity Received in connection with technical transfer activities or development activities during the applicable period, including, without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted: Quantity Converted shall mean the total amount of API contained in the Products produced with the Quantity Dispensed (including any additional Product produced in accordance with Section 7.9), delivered by Jagotec, and not rejected, recalled or returned in accordance with Section 6.8 as a result of a failure by Jagotec to provide the Product in accordance with Specifications, Quality Agreement and cGMP. Furthermore Quantity Converted shall include any quantities of API contained in Product retained as samples pursuant to the Quality Agreement and also for compliance with cGMP.

Within [**] days after the end of each Year, Jagotec shall prepare an annual reconciliation of API in accordance with the reconciliation report form annexed hereto as Schedule 3 including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Facility during the Year, which AAY is the percentage of the Quantity Dispensed that was converted to Product and is calculated as follows, expressed as a percentage:
Quantity Converted during the Year
Quantity Dispensed during the Year

After Jagotec has produced a minimum of [**] commercial production Batches of Product and has produced commercial production Batches for at least [**] months at the Facility (collectively, the “Target Yield Determination Batches”) pursuant to this Agreement, the Parties will reasonably agree on the target yield in respect of such Product at the Facility (each, a “Target Yield”); provided, however, that the Target Yield Determination Batches shall not include any Batches that, in Jagotec’s reasonable judgment, were produced in production runs involving technical difficulties or involving an extraordinary loss of API. Thereafter, Jagotec shall use commercially reasonable efforts to maintain Actual Annual Yield levels for each Product at or above the applicable Target Yield.

(b) Shortfall Calculation. If the Actual Annual Yield falls more than [**] percent below the applicable respective Target Yield in a Year, then the shortfall for such Year (the “Shortfall”) shall be determined based on the following calculation:

[**]

The Shortfall shall be disclosed by Jagotec on the reconciliation report prepared in the form annexed hereto as Schedule 3.

(c) Shortfall Reimbursement. Jagotec shall reimburse CRTX for any Shortfall of API as calculated in Section 3.12 (b) provided however, (i) Jagotec’s entire liability for Shortfall shall not exceed $[**] in any single Year and (ii) and such reimbursement is not eligible for reimbursement under Section 3.12(d). Each payment under this Section 3.12 (c) shall be summarized on the reconciliation report prepared in the form attached hereto as Schedule 3 and shall be made [**] days following the end of each Year.

(d) Batch Failure Reimbursement: Jagotec shall promptly issue to CRTX a credit in the amount of (i) the cost of Active Material Cost of the API and (ii) the full amount of the Price for Batches which fail to meet the Specifications, Batch Instructions, cGMP, Applicable Laws, and the Quality Agreement, and which are reasonably rejected, recalled or returned by CRTX, but only to the extent that (i) such failure is due to any act or omission of Jagotec, and Jagotec’s Affiliates, agents, employees, or assigns, which is not in accordance with this Agreement and (ii) such reimbursement has not already been made under Section 3.12(c).

(e) No Material Breach. It shall not constitute a material breach of this Agreement by Jagotec, for the purposes of Section 10.2, if the Actual Annual Yield is less that the Target Yield; provided that Jagotec has used commercially reasonable efforts to maintain Actual Annual Yield levels for the Product above the applicable Target Yield.

3.13	Cost Accounting. Jagotec shall keep a full accounting of how the Fully Allocated cost is calculated and shall maintain such accounting and all of the records upon which it is based for no less than [**] years after the Year to which the Fully

Allocated cost relates. Within [**] Working Days after the end of each Year from the Year ending December 31, [**] onwards, Jagotec shall provide such accounting to CRTX and any increase in Price shall be implemented only after [**] Working Days after such accounting is delivered to CRTX but shall be backdated once implemented to the beginning of the current Year.

3.14	Inspection. CRTX may itself inspect [**] in any one Year (or more frequently if an audit reveals a material deficiency or quantitative error that is in CRTX’s reasonable opinion is unresolved after such annual visit from the perspective of CRTX and requires appropriate additional audit follow-up) Jagotec Product-specific reports, records, and API and Product inventory (excluding financial data not attributable to the pricing of the Product and subject to third party confidentiality obligations) relating to this Agreement, during normal business hours and with reasonable advance notice and in any event on not less than [**] Working Days notice. A Jagotec representative shall be present during any such inspection. Notwithstanding any other provision of this Agreement, from the Year ended December 31, [**] onwards, CRTX may appoint an independent auditor to review the calculation of the Fully Allocated cost and the records upon which the Fully Allocated cost is based, during normal business hours and with reasonable advance notice. A Jagotec representative shall be present during any such inspection.

3.15	Jagotec will be responsible for handling and disposing of any and all wastes generated as a result of the manufacturing of the Product or any cleaning of any equipment involved, in compliance with Applicable Laws, rules and regulations, including environmental laws and regulations relating to such handling and disposal.

3.16	Save as set out hereafter, Jagotec shall use reasonable commercial efforts to maintain an annual average inventory of Auxiliary Materials required to manufacture [**] months supply of Product quantities or such lower quantity as the Parties may agree. The Parties shall separately agree upon the amount of inventory to be held during the Launch Phase.

3.17	Jagotec shall notify CRTX within [**] Working Days of Jagotec determining that they cannot or will not (i) manufacture according to the Firm Order delivery schedule or the Pro Forma delivery schedule or (ii) meet the annual requirements set forth in Section 7.2 of the Agreement.

3.18	During the Launch Phase, Jagotec shall permit CRTX or representatives of CRTX with not less than [**] Working Days notice to conduct review of original Complete Batch Documentation held by Jagotec. From time to time after the Launch Phase, Jagotec shall permit CRTX or CRTX representatives with not less than [**] Working Days notice to conduct on-site “for cause” technical and/or

cGMP reviews and/or audits if the issues leading to the need to conduct the “for cause” review and/or audit cannot be resolved without such an on-site meeting.

3.19	If CRTX requests on-site reviews, audits, inspections or meetings other than or in addition to those referred to under Sections 3.9, 3.14, 3.18 or 5.1, Jagotec reserves the right to charge CRTX $[**] for each day (to be pro rated for part of a day).

3.20	From [**] and for until expiration or termination of this Agreement, Jagotec shall use commercially reasonable efforts to maintain manufacturing capacity capable of delivering at least [**] tablets of the Product per Year (at a rate of no more than [**] tablets per Quarter). CRTX has a right to request additional capacity for the Product and Jagotec may agree thereto in its absolute discretion if it has additional capacity in its current production line or if it decides to add a second line.

4.	Obligations of CRTX

4.1.	CRTX shall promptly provide to Jagotec all and any information in CRTX’s possession reasonably required by or necessary for Jagotec to perform its obligations hereunder that is not already in the possession of Jagotec.

4.2	In the event that CRTX proposes or intends to amend, alter or change the Specification as is agreed at the Effective Date (an “Amendment”), CRTX shall duly notify Jagotec thereof in writing and the date by which the Amendment is to be implemented. CRTX shall allow sufficient time for Jagotec’s due implementation of any Amendment which, unless otherwise agreed by Jagotec in writing shall be not less than [**] days prior to the anticipated delivery date of Product manufactured in accordance with such amended Specification; provided however, that, in the case of Amendments required by the FDA or other Agency (“Agency Imposed Amendments”), Jagotec shall use commercially reasonable efforts to implement such Agency Imposed Amendment immediately or within any timeframe allotted by the FDA or such Agency, whichever is longer. Any such proposed Amendment, so notified by CRTX, shall become binding upon Jagotec on the date specified by CRTX in accordance with the foregoing unless Jagotec notifies CRTX within [**] Working Days of its receipt of CRTX’s proposal of its decision not to approve the Amendment which approval shall not unreasonably be withheld; provided however, that, in the case of Agency Imposed Amendments, Jagotec shall not have the right to reject such amendment. Any and all reasonable costs and expenses incurred by Jagotec in connection with the implementation of any Amendment submitted by CRTX shall be borne exclusively by CRTX. Unless otherwise agreed to in writing by Jagotec and CRTX, if any Agency Imposed Amendment results in a greater likelihood of Batch recall, rejection or return by CRTX than would be associated with the

Specification agreed at the Effective Date, (i) CRTX shall bear the cost of such recall, rejection or return and (ii) CRTX shall waive any rights in relation to Jagotec’s failure to comply with the Specification from the date of such Agency Imposed Amendment, each except to the extent that such recall, rejection or return is due to any proven negligence or any wilful misconduct of Jagotec, its Affiliates, or their agents in the performance of their activities under this Agreement or any breach by Jagotec of its representations, warranties or obligations pursuant to this Agreement or the Quality Agreement. Any change to the manufacturing process to take account of such Amendment shall be reflected in the Fully Allocated manufacturing cost.

4.3.	CRTX undertakes to supply to Jagotec [**] (a) in the Year during which the Marketing Approval for the Finished Product is received from the FDA, a minimum of [**] months supply, and (b) in each Year thereafter a minimum of [**] months supply of API as required by Jagotec to manufacture quantities of Product, including samples for testing and retains. Any and all supply of API shall be in strict compliance with the requirements set forth in the Specifications, any applicable Quality Agreement and Applicable Laws, and shall be delivered DDP (Incoterms 2000) to the Facility.

The supply of API referred to in this Section will take into account the following: The production loss is to be determined by the first [**] full-scale Batches (validation/commercial but excluding any Batches with an atypical yield caused by a deviation documented in accordance with the Quality Agreement) and the percentage agreed by both parties, however, CRTX anticipation is that, and, unless otherwise agreed upon by the parties, the production loss should not be greater than [**]% of the Quantity Dispensed after the first [**] full-scale Batches.

4.4.	All supply of API by CRTX hereunder shall be received by Jagotec sufficiently in advance of the expected delivery date for the supply of Product ordered by CRTX in accordance with Section 7.1(b). CRTX shall use commercially reasonable efforts to deliver such API not later than [**] months prior to such expected delivery date. In the event that any such supply of API is received by Jagotec less than such [**] months prior to any requested delivery date, Jagotec shall have no obligation to deliver the Product ordered at such delivery date, but shall nevertheless use commercially reasonable efforts to supply such Product on or as soon after such delivery date as available manufacturing and personnel capacities allow taking into account its other manufacturing commitments.

4.5	CRTX shall, with each order of API supplied to Jagotec, provide Jagotec with a certificate indicating release of API for use in manufacturing of the Product.

CRTX shall procure that the manufacturer of the API obtains and maintains all permits, licenses or approvals necessary to manufacture the API.

4.6	CRTX shall permit duly authorized representatives of Jagotec [**] every Year during normal business hours and upon reasonable prior written notice, and in any event or not less than [**] Working Days notice, to conduct general cGMP audits of quality systems relating to the release for use of API for production of the Product.

5.	Cooperation

5.1	Each of CRTX and Jagotec hereby appoint [**] and [**] respectively to be their relationship managers responsible for liaison between the parties. The identity of a Party’s relationship managers may be changed upon notice to the other Party made in accordance with Section 14.3 of this Agreement. The relationship managers, or their designated deputies, shall meet not less than [**] per Quarter to review the current status of the business relationship and manage any issues that have arisen; provided that, at least [**] of such meetings shall be “face-to-face” and each of the parties shall have the right to choose the venue for [**] such face-to-face meeting.

5.2	Subject to Jagotec’s obligations under Section 3.4, CRTX shall have the sole responsibility for filing all documents with the FDA or other Agency and taking any other actions that may be required to maintain FDA or other Registration for the commercial manufacture of the Product. Jagotec shall reasonably assist CRTX. CRTX shall provide Jagotec with copies of relevant chemistry, manufacturing and controls (CMC) information regarding the Product and all FDA or other Agency submissions after the filing of such documents.

5.3	Each party may communicate with any governmental agency, including but not limited to Agencies, regarding the Product if in the opinion of that party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall in addition give notice of such communication to the other party and Jagotec shall permit CRTX to accompany and take part in any communications with the Agency, and to receive copies of all such communications to and/or from the Agency as relates to the Product.

5.4	CRTX is solely responsible for obtaining and maintaining any Marketing Approvals. CRTX shall promptly inform Jagotec of any and all regulatory requirements relating to Jagotec’s manufacturing activities hereunder or amendments or changes thereto and undertakes to provide to Jagotec such information as Jagotec may reasonably require to support any Registration requirements relating to the manufacturing of Product. Jagotec undertakes to provide CRTX such information as CRTX may reasonably require to support any Marketing Approval(s).

5.5	Jagotec shall keep records of the manufacture, testing and shipping of each Batch, and each batch of Auxiliary Materials and API used to manufacture the Product. Copies of such records shall be retained as set out in the Quality Agreement.

5.6	Jagotec shall keep retain samples of the Product, Auxiliary Materials and API as set out in the Quality Agreement.

5.7	Jagotec will supply all Product data, including master documentation, specifications and monographs, release test results, complaint test results, all investigations and deviations (in manufacturing, testing and storage), in English that CRTX reasonably requires in order to complete any FDA or other Agency filing under any applicable regulatory regime, [**] days prior to the due date for such report or filing. CRTX shall provide as much notice as possible to Jagotec of the filing dates. Jagotec will prepare annual Product reviews for the Product, [**] before the anniversary date of May 30, 2007 as set forth in the Quality Agreement and will provide any additional information that CRTX is required to file with the FDA (or other Agency) Annual Report, that is related to Jagotec’s manufacturing of the Product.

5.8	Jagotec shall promptly report to CRTX any information that it has knowledge of concerning any adverse drug experience in connection with the use of the Finished Product, including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the Product. Reports of serious adverse drug experiences shall be made available to CRTX within [**] Working Days after Jagotec becomes aware of such adverse drug experience, or [**] hours if the adverse drug experience will require a field alert be submitted to the FDA or any Agency. Upon receipt of any such report of serious adverse drug experience by either Party, the Parties shall make commercially reasonable efforts to take mutually agreed actions as appropriate or required under the circumstances; provided, however, that nothing contained herein shall be construed as restricting the right or duty of either Party to make a required report or submission to the FDA or any Agency, or take any other action that it reasonably deems to be appropriate or required by Applicable Law. In any event, the responsibility of making any reports of adverse drug experience or other required reports to the FDA or any Agency will be upon CRTX (or its licensees) as holder of the Marketing Approval for the Finished Product.

5.9	Jagotec shall provide CRTX with reasonable assistance in the investigation of any adverse drug experience when same is believed to be attributable to the Product. In such event, CRTX shall be responsible to ensure that Jagotec receives samples of the Finished Product to be investigated. The involvement of Jagotec will be limited to the evaluation of manufacturing process activities undertaken by Jagotec and its impact on identified Product quality matters.

Jagotec shall use commercially reasonable efforts to provide a written report of its determination within [**] days of receipt of CRTX’s written request and samples of the involved Finished Product. CRTX shall be responsible for the costs of any such evaluations conducted by Jagotec, as requested by CRTX. As between CRTX and Jagotec, CRTX shall correspond with the subjects of adverse drug experiences on all adverse drug experiences and Jagotec shall not correspond with such subjects.

6.	Title

6.1	Notwithstanding anything to the contrary herein, CRTX shall retain title to all materials supplied by it to Jagotec pursuant to this Agreement. Jagotec agrees that any API received by it shall only be used by Jagotec to manufacture the Product. Under no circumstances shall this Agreement vest any rights in Jagotec with respect to API supplied by CRTX and Jagotec shall not remove, alter or obscure any proprietary notices from materials supplied by CRTX. Jagotec shall promptly point out to any third party who obtains access to its premises under a court order or any order to seize property, or who acts as a receiver in bankruptcy proceedings, that API supplied by CRTX is owned solely by CRTX.

6.2	Jagotec shall invoice CRTX for the Price upon Shipment of each Batch of Product. Payment Terms shall be [**] days from the date of receipt of an electronic copy of invoice (with a paper confirmatory copy of said invoice being sent by post).

7.	Order and Supply of Product

7.1	(a) Within [**] days of the Effective Date, CRTX shall provide Jagotec with a written non-binding [**] month forecast of the volume of each Product that CRTX then anticipates will be required to be produced by Jagotec and shipped to CRTX during each month of the first [**] months and each [**] thereafter of that [**] month period. The first [**] months of such forecast shall be binding and shall consist of [**] months of Firm Orders (as defined below), the next [**] months shall consist of a non-binding forecast of amounts of Product for such period and the remaining [**] months shall consist of planning horizon. Such forecast will be updated by CRTX monthly on or before the [**] day of each calendar month on a rolling [**] month basis.

(b)	Firm Orders. On or before the [**] day of each calendar month in conjunction with the provision of the rolling forecast outlined in Section 7.1(a), CRTX shall issue firm written orders (“Firm Orders”) for the Product to be produced and delivered to CRTX on a date not less than [**] days from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Jagotec shall specify CRTX’s purchase order number, monthly delivery schedule, campaign size, and any other elements necessary to ensure the timely production and delivery of the Product. The quantities of Product ordered in such written orders shall be firm and binding on CRTX and shall not be subject to reduction by CRTX and the quantity of Product so ordered shall not exceed [**] percent ([**]%) ([**] percent ([**]%) in the twelve months following the Marketing Approval for the Finished Product is received from the FDA) or fall short of [**] percent ([**]%) of the applicable binding forecast for that period provided by CRTX under Section 7.1(a) above. Jagotec shall have [**] days to object (to the extent that such objection is reasonable or is because of a breach of the foregoing sentence) in writing to CRTX to any element of a Firm Order. If Jagotec does not object, then such Firm Order shall be binding on Jagotec and no part shall be subject to change by Jagotec.

7.2	(a) CRTX shall purchase a minimum of [**] tablets of Product to be delivered from May 30, 2007 (the date of Marketing Approval for the Finished Product received from FDA) to May 29, 2008, and CRTX shall purchase a minimum of [**] tablets of Product from Jagotec in each of the subsequent four twelve (12) month periods. If CRTX does not place orders to purchase the relevant minimum order quantity in the applicable twelve month period, it shall in addition to paying the Price for Product purchased, pay Jagotec an amount equal to the result of the following calculation: [**]% of the Price payable for [**] tablets or [**] tablets (as the case may be) less [**]% of the Price paid by CRTX to Jagotec for Product ordered and purchased in such twelve month period.

(b) For the duration hereof, CRTX shall purchase the first [**] tablets of its requirement for Product in any twelve month period following May 30, 2007 from Jagotec provided, however, in the event that Jagotec cannot or will not supply such Product within the timelines set out in Section 7.7(a), CRTX shall have the right, after considering (but not being bound by) whether (a) the likelihood that such delivery delay or variation in quantity will adversely affect its inventory situation and (b) a new delivery date that has been proposed by Jagotec, to purchase the amount that Jagotec cannot or will not supply from Patheon Pharmaceuticals Inc., any other Manufacturing Sub-Licensee, or their successors or assigns (and the minimum purchase obligation under Section 7.2(a) shall be reduced for each such twelve month period in which Jagotec cannot or will not supply the Product by such amount as Jagotec cannot or will not supply in such twelve month period). This right shall not apply where such inability to supply such Product needs results from a failure of CRTX to comply with Sections 4.3 and 4.4 or CRTX’s failure to complete Complete and/or Critical Batch Documentation review in a timely manner.

(c) Jagotec shall have the right to supply at least [**]% of CRTX’s remaining requirements for Product (over and above the twelve month period requirement set forth in Section 7.2(b)) in such twelve month period. CRTX shall have the right to have the other [**]% of its remaining requirements (over and above the twelve month period minimum quantities set forth in Sections 7.2(a) and 7.2(b)) in such twelve month period supplied by either Jagotec or Patheon Pharmaceuticals Inc., or any other Manufacturing Sub-Licensee in CRTX’s sole discretion.

(d) Should CRTX elect to use Patheon Pharmaceuticals, Inc. or any other Manufacturing Sub-Licensee, for manufacture of up to [**]% of its remaining twelve month period requirements (over and above the twelve month period requirement set forth in Section 7.2(b)) and shall procure that such Manufacturing Sub-Licensee shall permit Jagotec, on reasonable notice and during normal working hours, at CRTX only, to inspect the financial records of firm orders relating to purchase of the Product from such Manufacturing Sub-Licensee by CRTX in order to confirm CRTX has complied with the [**]% limit.

(e) Jagotec shall use commercially reasonable efforts to, promptly after request by CRTX, transfer to the Manufacturing Sub-Licensee(s) the manufacturing processes for the Product, at CRTX’s sole expense.

7.3	If after placing a Firm Order CRTX requests an increase to the quantity of Product specified in such Firm Order, Jagotec will exercise commercially reasonable efforts to meet the requirement but does not guarantee delivery of the additional quantity. If Jagotec cannot or will not be able to supply Product in excess of the Firm Order, Jagotec shall so inform CRTX within [**] Working Days of the request from CRTX and, in such event, such failure to supply such increase shall not constitute a material breach by Jagotec, for the purposes of Section 10.2, provided that Jagotec used commercially reasonable efforts to do so.

7.4	Jagotec shall use commercially reasonable efforts to supply Product specified in a Firm Order by CRTX in accordance with Section 7.1(b) above on the delivery date requested in the Firm Order. However, dates specified for delivery of Product are intended to be an estimate and time for delivery shall not be made of the essence by notice. All such supply shall be made in bulk, and shall be delivered to CRTX EXW (Incoterms 2000) the Facility. Risk of loss or damage to Product supplied, and title, shall pass to CRTX, once it is made available for collection by the designated carrier at the Facility pursuant to EXW (Incoterms 2000).

7.5	Prior to each shipment of the Product Jagotec shall provide CRTX with Batch information in accordance with this Section and the obligations under the Quality Agreement. At a minimum, Jagotec shall provide a Critical Batch Documentation as defined in the Quality Agreement. If requested by CRTX or otherwise specified in the Quality Agreement, Jagotec shall also provide Complete Batch Documentation to CRTX according to the Quality Agreement. Documentation and resolution of all issues and errors shall be provided to CRTX by Jagotec within a period of time which will allow for shipment of Product to meet the delivery date. During the Launch Phase and subject to reaching mutual agreement on this topic, Jagotec will endeavour to conduct documentation review on a rolling basis, and provide documentation for review to CRTX on a rolling basis, in order to minimize cycle times.

7.6	Claims for shortages in the amount of Product shipped by Jagotec shall be dealt with as may reasonably be agreed to by the parties; provided, however, in the event that a shipment of Product delivered by Jagotec is less than [**]% of the amount ordered by CRTX pursuant to Section 7.1(b) hereof (“Shortage Amount”), upon receipt of written request by CRTX, Jagotec shall use commercially reasonable efforts to manufacture additional Product to replace the Shortage Amount.

7.7	Late Delivery and Shelf Life

(a) In the event that any Products are delivered to CRTX or CRTX’s Manufacturing Sub-Licensee more than [**] days after the agreed upon date (for reasons other than CRTX’s failure to deliver API required to manufacture such Product to Jagotec within the time frames requested, or CRTX’s failure to complete Complete and/or Critical Batch Documentation review in a timely manner), such late delivery shall not constitute a material breach under Section 10.2 and the parties shall meet as necessary in order to try to resolve the reasons, if any for the late delivery, amicably; provided however, [**] or more deliveries more than [**] days within any twelve (12) consecutive month period (for reasons other than CRTX’s failure to deliver API required to manufacture such Product to Jagotec within the time frames requested, or CRTX’s failure to complete Complete and/or Critical Batch Documentation review in a timely manner) shall constitute a material breach under Section 10.2.

(b) Unless otherwise mutually agreed in writing, provided that the Product has at least [**] month’s expiry dating the Product shall be delivered to CRTX, with no less than [**] percent ([**]%) of its shelf life remaining. In the event that the Product has less than [**] month’s expiry dating but more than [**] month’s expiry dating the Product shall be delivered to CRTX with no less than [**] percent ([**]%) of its shelf life remaining. Notwithstanding the foregoing, Jagotec shall use commercially reasonable efforts to minimize the manufacturing and release cycle time. CRTX shall have the right in accordance with Section 7.8 hereof to reject any shipment of Product (other than Products that were the subject of an out-of-specification or significant Batch deviation investigation), with less than the applicable percent of its shelf life remaining.

7.8	If any Batch of Product or any portion delivered in accordance with Section 7.4 above has a Defect, then CRTX shall have the right to reject such Batch by giving written notice to Jagotec thereof within [**] days following the delivery of such Batch, or, in the case of any Latent Defects within [**] days after discovery thereof by the CRTX up to [**] months after shipment thereof, specifying the Defect or Latent Defect in sufficient detail. Jagotec shall use commercially reasonable efforts to promptly replace such rejected Product and CRTX shall pay Jagotec the Price for such replacement Product in accordance with Section 6.2, if payment for the rejected batch has not been made. However, if it is determined, pursuant to Section 7.9, that CRTX, its suppliers or vendors (not including for this purpose, Jagotec, Skye-SAS and their Affiliates) are responsible for the Defect or Latent Defect in the rejected Batch, then CRTX shall, within [**] days after such determination, pay the Price of such rejected Batch.

7.9	In case of dispute about the existence of a Defect or a Latent Defect or a dispute about whether Jagotec, its suppliers or vendors are responsible for a Defect or Latent Defect, then the following provisions shall apply, provided that the estimated costs of carrying out the exercise is significantly less than the amount in dispute. If the estimated costs are not significantly less than the amount in dispute, such amount in dispute shall be borne equally by the Parties.

At either Party’s request an independent testing laboratory or other appropriately qualified expert of recognized repute and credentials, mutually agreeable to the Parties and subject to appropriate confidentiality provisions and agreement as to the appropriate procedures and tests to be conducted, shall be sent a copy of the Release (as such term is defined in the Quality Agreement) applicable to such Product and shall analyze a sample of the allegedly defective Product and any shipment as necessary to determine, as the case may be, whether the rejected Product is defective and/or which Party(ies) is(are) responsible for such Defect or Latent Defect. The parties hereby approve each of (a) the laboratory of [**] (in respect of disputes for which analytical testing is required) and (b) [**](in respect of disputes which originate from the findings of Patheon Pharmaceuticals, Inc. and any disputes for which analytical testing is not required).

Both Parties agree to cooperate with the independent laboratory’s or expert’s reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the laboratory’s or expert’s results of analysis, which, in the absence of manifest error, shall be deemed final as to any dispute over the allegedly defective Product.

The costs of the laboratory or expert together with any reasonable costs incurred by the Parties shall be borne by the non-prevailing Party, or if the laboratory or expert cannot place the fault noticed and complained about, then the Parties shall share equally the expenses in connection with such laboratory or expert and bear their own costs.

7.10	Notwithstanding any other provision hereof, in the event that Jagotec is unable to manufacture Product in accordance with Specifications, Applicable Laws and cGMP (except as a result of CRTX’s failure to comply with Sections 4.3 or 4.4 or CRTX’s failure to complete Complete and/or Critical Batch Documentation review in a timely manner or an event of Force Majeure (as defined below)), CRTX shall be entitled to have the Product manufactured by a Manufacturing Sub-Licensee until such time as Jagotec is able to so manufacture the Product and at which point the minimum purchase obligations provided for under Section 7.2(a) of this Agreement and the exclusivity provided for under Section 7.2(b) and 7.2(c) of this Agreement shall once again apply and CRTX shall obtain all of its requirements of the Product from Jagotec subject only to Sections 7.2(b), 7.2(c) and 7.2(d), provided however, that the exclusivity and minimum purchase obligations provided for in Sections 7.2(a), 7.2(b) and 7.2(c) of this Agreement shall be reduced on a pro rata basis for the period of time in the applicable twelve month period Jagotec is unable to so manufacture Product (by way of example only, if Jagotec is unable to so manufacture Product for a period of [**] months in an applicable twelve month period the exclusivity and minimum purchase obligations would be reduced by [**]). Notification of such inability, with an estimated duration of such inability, will be made in writing by Jagotec to CRTX within [**] weeks after determination that such a inability will occur or has occurred; provided however, prior to any planned period of time during which Jagotec will be unable to manufacture the Product, Jagotec shall manufacture that quantity of Product requested by CRTX so that the Parties minimize the adverse effect that said halt in production would have on CRTX’s inventory situation. During any period of time that Jagotec is the sole manufacturer of the Product for CRTX, Jagotec shall not have a planned delay in the manufacture of the Product for greater than [**] months in duration unless otherwise agreed by CRTX in advance. If Jagotec has provided notice to CRTX that it is unable or will be unable to manufacture the Product, Jagotec shall provide CRTX four months written notice prior to the date on which Jagotec intends to resume the manufacture the Product.

Notwithstanding any other provision of this Agreement, if Jagotec is unable to manufacture Product in accordance with Specification, Applicable Laws and cGMP for a period of [**] months or longer (except in the case of a planned halt in production for the specific period agreed in advance by CRTX or as a result of CRTX’s failure to comply with Sections 4.3 or 4.4 or CRTX’s failure to complete Complete and/or Critical Batch Documentation review in a timely manner or an event of Force Majeure), CRTX shall have the right to terminate this Agreement upon 30 days’ prior written notice.

8.	Product Recalls, Returns, and Complaints

8.1	In the event (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert with respect to a product, a written request that any Finished Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) CRTX determines that any Finished Product should be Recalled or that a “dear doctor” letter is required relating to the restrictions on the use of the Finished Product, Jagotec will co-operate with those activities relating to the Finished Product as reasonably required by CRTX, having regard to all applicable laws and regulations. In the event of a recall of the Finished Product, CRTX will notify Jagotec in accordance with the Quality Agreement, and Jagotec will cooperate with those recall activities relating to the Finished Product as reasonably required by CRTX.

8.2	CRTX or its designated agent shall have the responsibility for handling customer returns of the Finished Products. Jagotec shall provide CRTX or its designated agent with such assistance as CRTX may reasonably require to handle such Finished Product returns.

8.3	To the extent that a Recall or return results from, or arises out of, a failure by Jagotec to manufacture the Products in accordance with the Specifications, Applicable Laws and/or cGMP, at CRTX’s option, Jagotec shall be responsible for the documented out-of-pocket expenses of such Recall or return and shall either (i) reimburse CRTX for the price that CRTX paid to Jagotec for manufacturing the Products comprised in the Finished Products which are the subject of the Recall or (ii) use its commercially reasonable efforts to replace the Recalled or returned Finished Products with new Products at no charge to CRTX, contingent upon the receipt from CRTX of all API required for the manufacture of such replacement Products. Payment terms shall be [**] days from the date of receipt of an electronic copy of invoice (with a paper confirmatory copy of said invoice being sent by post). In all other circumstances, Recalls, returns or other corrective actions shall be made at CRTX’s cost and expense. The parties shall use commercially reasonable efforts to comply with their obligations under this Section 8.3 in a timely manner.

8.4	CRTX shall not dispose of any damaged, defective, returned or Recalled Finished Products in relation to which it intends to assert a claim against Jagotec without Jagotec’s prior written authorization to do so. Alternatively, Jagotec may instruct CRTX to return such Finished Products to Jagotec. Jagotec shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Finished Products in relation to which it bears responsibility under Section 7.8, 7.9 or 8.3 hereof. In all other circumstances, CRTX shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Finished Products.

8.5	CRTX or its designated agent shall have the full responsibility for responding to questions and complaints from CRTX’s Finished Product customers. Responsibilities and activities relating to complaints and questions are defined in the Quality Agreement. Unless it is determined that the cause of any customer complaint resulted from a failure by Jagotec to provide manufacturing services in accordance with the Specifications, Applicable Laws or cGMP, all costs incurred in respect of this Section 8.5 shall be borne by CRTX.

9.	Price

9.1.	The Price for the Product shall be calculated in accordance with Schedule 1.

9.2	The Parties agree to pursue a mutual continuous improvement strategy to seek ways of improving the manufacturing performance, and reducing the manufacturing and materials costs, including benchmarking the price. In this regard, the Parties will meet, at least annually, to discuss and mutually agree upon:

a) annual continuous improvement goals in terms of total manufacturing costs, at an agreed upon value; and

b) allocation of costs required in implementing such continuous improvement projects.

10.	Term and Termination

10.1.	This Agreement shall enter into force as of the Effective Date and shall remain in force and effect for a minimum period of five years and thereafter unless and until terminated by Jagotec by giving no less than thirty-six (36) months prior written notice to that effect to CRTX, or unless and until terminated by CRTX by giving no less than twenty-four (24) months prior written notice to that effect to Jagotec, such notice in either case not to expire before the fifth anniversary of the Effective Date.

10.2.	Notwithstanding anything contained in Section 10.1 above, and except as otherwise explicitly provided in this Agreement, this Agreement may be terminated at any time by either Party (the “Terminating Party”) giving written notice to the other (the “Defaulting Party”) if:

a) the Defaulting Party is in material breach of a term or provision hereof and in the case of a material breach capable of remedy such material breach continues and is not remedied within [**] days of the Terminating Party’s written notice specifying the breach and requiring its remedy; or

b) the Defaulting Party becomes insolvent or goes into liquidation, voluntarily or otherwise, other than for the sole purpose of reorganisation, or goes into bankruptcy or liquidation, or becomes subject to any involuntary bankruptcy or insolvency proceedings, or makes an assignment for the benefit of creditors, or in the event of a receiver, trustee or administrator being appointed over the Defaulting Party’s property or parts thereof or anything analogous occurs in relation to the Defaulting Party under the law of any relevant jurisdiction.

10.3	Notwithstanding anything contained in Section 10.1 above, CRTX may terminate this Agreement upon 30 days’ prior written notice in the event that any governmental agency takes any action, or raises any objection, that prevents CRTX from importing, exporting, or selling the Finished Product. CRTX shall not thereafter be obliged to purchase any Product other than that contained in binding forecasts pursuant to Section 7.1(a) that have been submitted by the date of the notice given.

10.4	Notwithstanding anything contained in Section 10.1 above, CRTX may terminate this Agreement on at least twelve months’ advance notice if it intends to no longer order the Product due to (a) the Finished Product’s discontinuance in the market or (b) CRTX’s decision to permanently cease commercialisation of the Product. Upon such notice in either case, CRTX shall not be obliged to purchase any Product other than that contained in binding forecasts pursuant to Section 7.1(a) that have been submitted by the date of the notice given.

10.5	Notwithstanding anything contained in Section 10.1 above, CRTX may terminate this Agreement upon six (6) months’ advance notice in the event that both of the following occur: (i) any AB-rated generic pharmaceutical product containing zileuton is introduced in the U.S. and (ii) CRTX decides to permanently cease commercialisation of the Product. Upon such notice, CRTX shall not thereafter be obliged to purchase any Product other than that contained in binding forecasts pursuant to Section 7.1(a) that have been submitted by the date of the notice given.

10.6	Notwithstanding anything contained in Section 10.1 above, CRTX may terminate this Agreement upon written notice pursuant to Section 7.10. Upon such notice, CRTX shall not thereafter be obliged to purchase any Product other than that contained in binding forecasts pursuant to Section 7.1(a) that have been submitted by the date of the notice given.

11.	Effects of Termination

11.1	In the event of termination of this Agreement by either Party in accordance with Section 10 above, no compensation or indemnity shall be payable to or may be claimed by either Party from the other Party solely as a result of such termination save that this Section 11.1 shall not preclude any party that terminates for the breach of the other seeking damages.

11.2.	Termination of this Agreement by either Party shall not relieve the Parties of any obligation accruing prior to the effective date of such termination, and it is hereby explicitly agreed that (i) Sections 2.3 (with respect to last sentence), 3.2, 3.8, 3.15, 5.5, 5.6, 5.8, 5.9, 6, 8, 11, 12.2 to 12.5, 13, 14, 15, 16, 17, 19 and 20 shall survive any such termination and (ii) Sections 3.1 to 3.19, 4.3, 4.4, 4.5, 4.6, 5.7, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 9, and 12.1 to 12.3 and the Quality Agreement shall also remain in effect and survive any such termination as appropriate with respect to Product delivered or, pursuant to this Section 11, to be delivered by Jagotec to CRTX.

11.3.	In the event of termination of this Agreement, the Manufacturing Sub-License shall terminate unless this Agreement is terminated by CRTX under Sections 10.2 or 10.6 in which case the Manufacturing Sub-License shall remain in full force and effect as will Section 5 (Consideration) of the Support Agreement. Upon termination of this Agreement by CRTX under Sections 10.2 or 10.6, Jagotec shall, and hereby does, consent to grant Manufacturing Sub-Licenses to any manufacturer or manufacturers selected by CRTX without further consideration and with no limits on quantities of manufacturing of Product.

11.4	In the event of termination of this Agreement, the rights granted to Jagotec under this Agreement shall revert to CRTX. Jagotec shall forthwith cease to manufacture Product, subject to any binding forecast and/or pending Firm Order placed by CRTX pursuant to Section 7.1(b) above, and shall, if requested by CRTX and at CRTX’s expense, return any API held by Jagotec to CRTX or as it may direct.

11.5.	Except as otherwise explicitly provided in this Agreement, nothing contained in Sections 11.2, 11.3 and 11.4 above shall in any way limit, and shall be without any prejudice to, any other rights or remedies which may be available to either Party.

11.6.	In the event of termination of this Agreement each party shall, at the option of the other either:

a) return the other party’s Confidential Information and any copies and extracts relating to it to the other party, or

b) destroy or delete that Confidential Information and any copies and extracts and certify to the other party in writing that it has done the same save that each Party shall be entitled to retain such documentation for such periods of time as required by law. Jagotec shall notify CRTX [**] days prior to destruction of batch documentation, and if requested by CRTX shall provide this documentation to CRTX subject to re-imbursement of associated costs.

11.7	In the event that (i) Jagotec terminates this Agreement under Section 10.1 or (ii) CRTX terminates this Agreement pursuant to Section 10.1, Jagotec agrees to use commercially reasonable efforts to promptly transfer the manufacturing processes for the Product to a Manufacturing Sub-Licensee(s) at CRTX sole expense.

11.8	In the event that CRTX terminates this Agreement under Section 10.2 or 10.6, Jagotec agrees to use commercially reasonable efforts to promptly transfer the manufacturing processes for the Product to a Manufacturing Sub-Licensee(s) at CRTX’s sole expense save that Jagotec shall bear the reasonably incurred costs of producing three process validation batches (or such other quantity of batches as may be specified by the FDA) for the purposes of approving one such Manufacturing Sub-Licensee(s)’ site).

11.9	In the event that either party terminates this Agreement, CRTX shall not be obligated to purchase any Product other than that contained in binding forecasts and shall not have any obligations under Section 7.2(b) and (c).

12.	Warranty, Indemnity and Insurance

12.1.	Jagotec represents and warrants to manufacture or have manufactured Product in compliance in all material respects with the Specifications, the Quality Agreement and Applicable Laws, and to use only equipment, facilities and personnel suitable for the performance of its obligations hereunder. Jagotec represents and warrants that it has engaged all staff necessary to comply with cGMP, including, those personnel required by 21 CFR 211 and where applicable the Qualified Person as required by European Commission Directives 2001/83/EC and 91/356/EEC and all other Applicable Laws.

12.2.	Jagotec does not assume any liability or give any representation or warranty, whether express nor implied, for the completeness or accuracy of the Specifications provided by CRTX, nor for the merchantability or fitness for a particular purpose of Product manufactured and/or supplied hereunder.

12.3.	CRTX assumes full liability, including product liability, with respect to any and all Product or Finished Product marketed, distributed, sold or used and the API contained in any such Product or Finished Product other than any liability within the scope of the indemnification obligation of Jagotec under this Section 12.3. CRTX shall defend, indemnify and hold Jagotec, its Affiliates and its and their directors, officers, employees, agents and consultants (collectively the “Jagotec Indemnified Parties”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorney’s fees and other costs of defense) that any of the Jagotec Indemnified Parties may suffer as a result of any claim, demand, action or other proceeding by any third party arising from or relating to the manufacturing, marketing, distribution, sale or use of Product or Finished Product and/or the API, except to the extent that any such losses, liabilities, damages and expenses arise out of (a) a claim of infringement of a third party’s patent rights by the Geomatrix System, (b) any proven negligence or any wilful misconduct of Jagotec, its Affiliates or their agents in the performance of their activities under this Agreement, or (c) any breach by Jagotec of its representations, warranties or obligations pursuant to this Agreement or the Quality Agreement, in which case (referring to clauses (a), (b) and (c)), Jagotec and its Affiliates shall jointly and severally defend, indemnify and hold harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorney’s fees and other costs of defense), CRTX, its Affiliates, and their respective principals, officers, directors, agents/or employees may suffer as a result of any claim, demand, action, order or other proceeding by any third party resulting therefrom whether the same occurs prior to or after the termination of this Agreement. Each party agrees to give the other party prompt written notice of any claims made for which the other party might be liable under this Section 12.3. The indemnifying party shall have the opportunity to defend, negotiate, and settle such claims; provided, that the indemnified party will be entitled to participate in the defence of such matter and to engage at its expense independent counsel but may not settle or compromise any claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party.

12.4	NO PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, FOR SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, MULTIPLE, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF CONTRACTS AND LOSS OF BUSINESS, AND NO PARTY’S LIABILITY TO THE OTHER SHALL EXCEED THE SUM OF US $5,000,000. NOTHING HEREIN SHALL LIMIT A PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY OF A THIRD PARTY DUE TO THAT PARTY’S NEGLIGENCE.

12.5.	CRTX and Jagotec shall maintain, during the term of this Agreement and for a period of not less than five (5) years after its termination for whatever reason, liability insurance, (and in respect of CRTX including product liability insurance), in such amounts as are customary for pharmaceutical or biopharmaceutical companies of a similar size and situation undertaking activities with products similar to the Product or Finished Product as the case may be.

13.	Confidential information

13.1	Each party undertakes that it will:

a) keep the existence of and the terms of this Agreement strictly confidential;

b) keep all Confidential Information of the other Party which may be within or come into its possession in connection with or arising from this Agreement or which it may generate in reliance on any Confidential Information so disclosed, secret and confidential and it will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any third party except as expressly provided in Sections 13.3, 13.4, 13.6, or 13.7;

c) use the other Party’s Confidential Information only as required to perform its obligations under this Agreement or as agreed in writing with the disclosing Party and for no other purpose whatsoever. In particular, Jagotec shall not, and shall procure that Jagotec’s Affiliates (including Skye-SAS) do not, use after the date of termination for any purpose including for the manufacture of products (i) Confidential Information disclosed to it by CRTX, (ii) CRTX Intellectual Property or (iii) CRTX Product Developments.

13.2.	The obligations of confidentiality contained in this Section 13 will not apply to any part of the Confidential Information of the disclosing Party (the “Disclosing Party”) which the recipient Party (the “Receiving Party”) can show by documentary evidence:

a) was legally in the Receiving Party’s possession or control prior to the date on which it was received from the Disclosing Party free of any obligation of confidentiality; or

b) has come into the public domain, is generally known to the public or was obtained from a third party, other than by breach of this Section 13 or any other duty of confidence.

13.3.	The Receiving Party may disclose the Disclosing Party’s Confidential Information:
a)	if and to the extent that any part of that Confidential Information is required to be disclosed by a regulatory or government body or court of competent jurisdiction with power to compel the disclosure provided the Receiving Party notifies the Disclosing Party of such requirement, and to the extent possible uses reasonable endeavours to keep such Confidential Information confidential notwithstanding any such requirement; and

b)	to its agents, representatives, employees, and consultants to the extent necessary to facilitate the performance of its obligations under this Agreement provided that any such disclosure will be limited to what is absolutely necessary in order to facilitate the performance of this Agreement and the disclosing party procures that such third parties are bound by obligations of confidentiality substantially similar to the provisions of this Section 13 and the Receiving Party shall be liable to the Disclosing Party for a breach thereof by such third parties; and

c)	to Manufacturing Sub-licensee (as of the Effective Date only Patheon Pharmaceuticals, Inc. is approved) to the extent necessary to facilitate the performance of its obligations under its Manufacturing Sub-license, provided that such disclosure will be limited to what is absolutely necessary in order to facilitate that agreement and that the Receiving Party procures that such Manufacturing Sub-licensee is bound by obligations of confidentiality substantially similar to the provisions of this Section 13 and the Receiving Party shall be liable to the Disclosing Party for a breach thereof by the Manufacturing Sub-licensee.
13.4.	Notwithstanding Section 13.1(a), either Party may (a) disclose the existence of and terms of this Agreement including Price (but in no event any individual components contributing to price, including manufacturing costs or other financial information in connection herewith) and excluding the Quality Agreement to (i) investors and potential investors (where such investors or potential investors have invested or intend to invest at least $[**] in CRTX) if and to the extent reasonably required by those investors provided that such investors are bound by obligations of confidentiality substantially similar to the provisions of this Section 13 and the Party disclosing such information shall be liable to the other Party for a breach thereof by an investor or potential investor; (b) file a redacted version of the Agreement with the SEC after the Agreement is executed; provided that CRTX shall provide Jagotec with a copy of its proposed filing prior to making it and provided that CRTX shall make a confidential treatment request to the SEC after considering in good faith any comments or suggestions made by Jagotec within three Working Days of receipt by Jagotec of such proposed filing; or (c) provide a copy of this Agreement and the Quality Agreement to the FDA or other Agency upon the request thereof.

13.5	Without prejudice to any other rights or remedies that the Disclosing Party may have, the Receiving Party acknowledges and agrees that if the Confidential Information is used or disclosed other than in accordance with the terms of this Agreement, the Disclosing Party shall, without proof of special damage, be entitled to seek an injunction or other equitable relief for any threatened or actual breach of the provisions of this Section 13, in addition to any damages or other remedy to which it may be entitled.

13.6.	Neither Party shall issue a press release or make any other announcement relating to this Agreement or its terms without the prior written consent of the other Party.

13.7	Notwithstanding anything to the contrary in this Agreement, nothing shall prohibit a Party from making such disclosures to the extent deemed necessary under applicable national, federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; in such event, however, the disclosing Party shall use good faith efforts to obtain confidential treatment to the extent available.

13.8	Jagotec acknowledges and agrees that (i) CRTX is a publicly-held company and (ii) Jagotec is aware and has advised its employees, directors, officers and agents involved in the evaluation and negotiation of the transaction contemplated by this Agreement that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

13.9	CRTX acknowledges and agrees that (i) SkyePharma PLC is a publicly-held company and (ii) CRTX is aware and has advised its employees, directors, officers and agents involved in the evaluation and negotiation of the transaction contemplated by this Agreement that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.	Miscellaneous Provisions

14.1.	Entire Agreement: The terms, covenants, conditions and provisions contained in this Agreement, the documents referred to in it, the Support Agreement and the Quality Agreement constitute the total and complete agreement of the Parties regarding the subject matter hereof and supersede all prior understandings and agreements hereto made, and there are no other representations, understandings or agreements relating to the subject matter hereof provided that nothing in this Agreement shall exclude or limit liability for fraud. Except as otherwise explicitly provided in this Agreement, the provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the written consent of both of the Parties to this Agreement. All conditions, warranties and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

14.2	Assignment: Other than to an Affiliate of either Party, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that (i) either Party may assign or otherwise transfer the Agreement to a third-party without such consent in connection with one or a series of transactions whereby, directly or indirectly, control of that Party or control of more than 50% of the voting power of that Party and/or all or a substantial portion of the assets of that Party are acquired by, transferred to or combined with that of any person or one or more persons formed by, affiliated with or that are shareholders of such person, including, without limitation, a disposition or exchange of capital stock or assets, a merger, consolidation or other business combination, a tender or exchange offer or a leveraged buyout; (ii) CRTX may assign or otherwise transfer the Agreement to a third-party without such consent in connection with a business development transaction related to CRTX’s programs, technology or intellectual property related to the Product; or (iii) Jagotec may assign or otherwise transfer the Agreement to a third party without such consent in connection with one or a series of transactions whereby, directly or indirectly, control of Skye-SAS or control of more than 50% of the voting power of Skye-SAS and/or all or a substantial portion of the assets of Skye-SAS are acquired by, transferred to or combined with that of any person or one or more persons formed by, affiliated with or that are shareholders of such person, including, without limitation, a disposition or exchange of capital stock or assets, a merger, consolidation or other business combination, a tender or exchange offer or a leveraged buyout.

Any permitted assignee shall assume all obligations of its assignor under this Agreement or under the respective rights or obligations actually assigned. CRTX understands and agrees that Jagotec intends to have manufactured Product under this Agreement by its Affiliate Skye-SAS at the Facility and CRTX explicitly agrees thereto. In any event either Party assigning this Agreement or any rights or obligations hereunder to any Affiliate or other third party shall be responsible for any and all acts, deeds and omissions of its Affiliate or such third party and shall continue to be bound by all terms and provisions under this Agreement through its term.

14.3.	Notices: Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other shall be in English and in writing, delivered personally or by registered mail, courier service or facsimile (promptly confirmed by personal delivery, registered mail or courier service) addressed to the other Party at its address indicated below, or to such other address as shall have been notified in writing to the sending Party by the receiving Party from time to time, and shall take effect upon receipt by the addressee.

If to Critical Therapeutics:	Critical Therapeutics, Inc.
60 Westview Street
Lexington, MA 02421
USA
Attn.: Chief Operating Officer
Fax No: +1 781 862 5691

With a copy to:	Critical Therapeutics Inc.
60 Westview Street
Lexington, MA 02421
USA
Attn: Senior Vice President of Legal Affairs
Fax No: +1 781 862 5691

If to Jagotec:	Jagotec AG
Eptingerstrasse 51
CH-4132 Muttenz, Switzerland
att.: Managing Director
Fax No: ++41 467 5574

with a copy to:	SkyePharma Production SAS
ZA de Chesnes Ouest
55 rue du Montmurier
BP 45
F-38291 St-Quentin-Fallavier, France
attn.: President
Fax No: ++33 4 74 95 2165

with a copy to:	SkyePharma PLC
105 Piccadilly
London W1J 7NJ
attn: Group Counsel
Fax No: +44 20 7491 3338
14.4.	Independent Contractors: It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

14.5.	Severability: Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, this Agreement shall endure except for such invalid provisions and the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.

14.6.	Force Majeure: Neither Party hereto shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when and only to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including but not limited to fire, floods, embargoes, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party hereto (“Force Majeure”). Either Party upon prompt, written notice to the other, shall be excused from performance hereunder to the extent of such prevention or restriction. In the event that the performance of the obligations of either party is prevented, restricted or hindered by any event of Force Majeure such party (a) shall immediately serve notice in writing on the other party specifying the nature of the Force Majeure, its effect upon the performance of this Agreement and the period of time in which it anticipated to apply; and (b) shall use its reasonable endeavours to overcome the Force Majeure and resume its proper performance of its obligations under this Agreement.

14.7.	Interest: In the event any undisputed amount due and payable under this Agreement is not paid by the date that is thirty days from the date of actual receipt of the invoice, then the Party owing such amount shall pay to the other Party for the period from the due date until actual payment is effected, without being requested, interest on the total outstanding amount at the rate equal to the London Interbank Offered Rate (“LIBOR”), as published by the Wall Street Journal Europe on the date that such payment falls due, increased by [**] percent ([**] %), in U.S. dollars and adjusted on the first day of every Quarter.

14.8.	Headings: The titles and headings used in this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.9.	Waiver: The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.10.	Cumulative Rights: The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

14.11.	Counterparts and Facsimile: This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart. This Agreement may be executed by facsimile.

14.12.	English: This Agreement is drawn up and executed in the English language. If there is any conflict between this Agreement and any translation of this Agreement, the original English language version of this Agreement will prevail.

14.13.	Authorization: Each party to this Agreement warrants and represents that such party has full authority and corporate power to enter into this Agreement, is aware of no legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder, and is in good standing under the laws of each jurisdiction in which it is incorporated or engages in business activities.

15.	Dispute Resolution and Jurisdiction

15.1.	In the event of any dispute arising between the Parties concerning this Agreement, CRTX and Jagotec agree that in the first place their chief executive officers shall meet for good faith discussions in an attempt to negotiate an amicable solution and either party may demand such a meeting by notifying the other in writing. Such notice will set out the nature of the dispute and the Party’s position (“Notice”). The other Party will within 10 Working Days of receipt of the Notice, submit a statement to the other setting out its position in relation to the dispute (the “Response”). The negotiations shall take place within 30 Working Days of the Response being served. If a dispute cannot be resolved within 10 Working Days of the Response being served or the second Party fails to serve a Response either party may instigate arbitration in accordance with Section 15.2. The Notice and the Response shall be without prejudice.

15.2.	Any dispute arising between the Parties out of or in connection with this Agreement, or the interpretation, breach or enforcement thereof, which cannot be amicably resolved pursuant to Section 15.1 above, shall be referred and finally (in the absence of substantial irregularity) resolved by arbitration, to take place in London England, under the London Court of International Arbitration (“LCIA”) Rules (the “Rules”), which Rules are hereby incorporated into this section by reference. The arbitration tribunal shall consist of three (3) arbitrators, one to be appointed by each of the Parties and the third arbitrator (who shall be the chairman of the arbitral proceedings) being appointed in accordance with the Rules, and the language of the arbitration proceedings shall be English.

The Parties shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this

Agreement. Any award shall be final and binding on the Parties and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, disputes or accountings presented to the arbitral tribunal.

15.3.	Notwithstanding anything contained in this Section 15, either Party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.

16.	Applicable Law

The Parties hereto agree that this Agreement, all transactions executed hereunder and all relationships between the Parties in connection therewith shall be construed under and be governed by the laws of England without reference to the principles of conflict of laws thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods (the Vienna Convention of April 11, 1980) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) nor the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

17.	Third Party Rights

17.1	This Agreement does not create any right enforceable by any person who is not a party, whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise, except that (a) the rights under Section 12.3 may be enforced by Indemnified Parties referred to in that Section; and

(b) a person who is the permitted successor to or assignee of the rights of a party is deemed to be a party to this Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement.

17.2	Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded, (in each case) without the consent of any such third party.

18.	Debarred Persons. Jagotec covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or 335(b). Jagotec represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug and Cosmetic Act.

19	Intellectual Property

19.1	“Intellectual Property” means all domestic or foreign inventions, patents and applications therefor, trademarks, works of authorship, copyright, trade secrets, and all other intellectual property or proprietary rights.

19.2	“CRTX Intellectual Property” means any and all Intellectual Property relating to the Product or its manufacture by Jagotec that is (i) owned by CRTX at the Effective Date (including but not limited to pursuant to the Development and Scale-Up Agreement dated 5 May 2004 between the Parties) or (ii) developed or acquired by CRTX after the Effective Date provided that such Intellectual Property does not utilize nor is based on any Jagotec Intellectual Property or Jagotec Product Developments

19.3	“Jagotec Intellectual Property” means (i) all Intellectual Property owned by Jagotec as of the Effective Date, including that related to the Geomatrix System; (ii) all Intellectual Property developed or acquired by Jagotec after the Effective Date independent of the performance of its obligations under this Agreement, provided that such Intellectual Property does not utilize nor is based on any CRTX Intellectual Property or CRTX Product Developments.

19.4	Ownership

(a) CRTX Rights. Jagotec acknowledges that CRTX is the sole owner of CRTX Intellectual Property and of all data and information relating to the Product, including the Specifications, owned by and delivered by CRTX to Jagotec under this Agreement, except to the extent such information is in the public domain.

(b) Jagotec Rights. CRTX acknowledges that Jagotec is the sole owner of the Jagotec Intellectual Property, except to the extent such information is in the public domain.

(c) Product Developments. All Intellectual Property relating to the Product conceived, reduced to practice, authored or otherwise generated or developed in the course of activities under this Agreement or the Development and Scale Up Agreement dated 05 May 2004, either by or on behalf of Jagotec, except if it has general applicability to the manufacture of pharmaceutical products, shall be “CRTX Product Developments”. CRTX shall own all right, title and interest in and to all CRTX Product Developments, whether made, conceived, reduced to practice, authored or otherwise generated or developed solely by Jagotec personnel, or jointly by CRTX and Jagotec personnel, and all rights to Intellectual Property arising therefrom. Jagotec will, and hereby does, assign to CRTX all of its rights, title and interest in and to CRTX Product Developments and rights to Intellectual Property arising therefrom. Jagotec will provide reasonable assistance to CRTX, at CRTX’s expense, in obtaining and enforcing CRTX’s ownership of the CRTX Product Developments, including as applicable the assignment to CRTX of the right, title and interest of Jagotec’s employees or independent contractors in and to such CRTX Product Developments. All Intellectual Property relating to the Product that has general applicability to the manufacture of pharmaceutical products (and therefore does not constitute CRTX Product Developments) and/or any developments to the Jagotec Intellectual Property resulting from the work conducted by Jagotec hereunder shall be “Jagotec Product Developments”. Jagotec shall own all right, title and interest in and to all Jagotec Product Developments, whether made, conceived, reduced to practice, authored or otherwise generated or developed solely by Jagotec personnel, or jointly by CRTX and Jagotec personnel, and all rights to Intellectual Property arising therefrom. CRTX will, and hereby does, assign to Jagotec all of its rights, title and interest in and to Jagotec Product Developments and rights to Intellectual Property arising therefrom. CRTX will provide reasonable assistance to Jagotec, at Jagotec’s expense, in obtaining and enforcing Jagotec’s ownership of the Jagotec Product Developments, including as applicable the assignment to Jagotec of any right, title and interest of CRTX’s employees or independent contractors in and to such Jagotec Product Developments.

(d) Patents. As soon as practicable after creation, development, conception or reduction to practice by Jagotec of any CRTX Product Development, Jagotec shall inform CRTX in writing of such CRTX Product Development. Upon CRTX’s reasonable request and at CRTX’s expense, Jagotec shall take such reasonable actions as CRTX deems necessary or appropriate to assist CRTX in obtaining patent or other proprietary protection in CRTX’s name with respect to all CRTX Product Developments.

(e) License. Under the terms and subject to the conditions of this Agreement, CRTX hereby grants Jagotec a non-exclusive, royalty-free license to use the CRTX Intellectual Property and the CRTX Product Developments during the Term solely for the purposes of performing its obligations hereunder. Jagotec shall have no right to make, use, manufacture, supply, distribute, offer to sell, import or sell the Product or use any CRTX Intellectual Property or CRTX Product Developments for any other purpose.

20	Guarantee

SkyePharma PLC absolutely unconditionally and irrevocably guarantees that Jagotec shall perform all of its obligations contained in this Agreement. If Jagotec shall in any respect fail to perform its obligations under and pursuant to the terms of this Agreement, SkyePharma PLC undertakes, on demand by CRTX, to indemnify CRTX against any loss, damages, claims, costs and expenses which may be incurred by CRTX by reason of any such failure on the part of Jagotec subject to the limitations set out in clause 12.4 of this Agreement.

[Remainder of this page is intentionally left blank]

SIGNATURE PAGE TO
MANUFACTURING AND SUPPLY AGREEMENT
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Jagotec AG

By:	/s/ Francesco Patalano	By:	/s/ Susanne Halbeisen
Name: Dr. Francesco Patalano		Name: Dr. Susanne Halbeisen
Title: Managing Director		Title: Director

Date: August 20, 2007		Date: August 20, 2007

Critical Therapeutics, Inc.

By:	/s/ Trevor Phillips

Name: Trevor Phillips, Ph.D.
Title: Chief Operating Officer

Date: August 20, 2007

SkyePharma PLC

By:	/s/ KT Cunningham	By:	/s/ Peter Grant

Name: KT Cunningham		Name: Peter Grant
Title: Chief Operating Officer		Title: Finance Director

Date: August 20, 2007		Date: August 20, 2007

SCHEDULE 1
PRICE
2007
The Price shall be $[**] per [**] tablets of Product delivered in 2007.
2008
If Jagotec meets the 2007 Performance Criteria (as set out below), then CRTX will pay $[**] per [**] tablets delivered in [**]. If Jagotec does not meet the 2007 Performance Criteria, then CRTX will continue to pay $[**] per [**] tablets delivered in [**].
Whether or not the 2007 Performance Criteria are met, CRTX will pay $[**] per [**] tablets for Product delivered in [**].
Within [**] days of the end of each Quarter, beginning with [**], CRTX and Jagotec shall meet in person or via teleconference to discuss whether Jagotec has met the 2008 Performance Criteria (as set out below). If the parties agree that Jagotec has met the 2008 Performance Criteria, CRTX will pay a success fee retrospectively for the previous Quarter of $[**] per [**] tablets.
2009
From the beginning of 2009 onwards, the Price will be $[**] per [**] tablets.
Thereafter Jagotec shall notify CRTX by [**] of the Price for Product to be delivered in the following Year; provided however, the increase in the Price in the following Year shall not be more than [**]% of the Price in the previous year.
General
Jagotec shall use commercially reasonable efforts to acquire any and all Auxiliary Materials at commercially competitive prices. In the event that the price of any Auxiliary Material increases more than [**] percent ([**]%) in a [**] month period, Jagotec shall have the right to raise the Price to reflect that incremental increase upon written notice to CRTX.
Any duty, sales, use or excise or other taxes that apply to the purchase of Product shall be for the account of CRTX.
Prices shall be pro-rated for any supplies of Product in less than multiples of [**].

2007 Performance Criteria:
1.	Jagotec delivers by [**], 2007 the Batch scheduled at the date hereof for shipment under quarantine at the end of September to be shipped under quarantine (reference the [**]-batch campaign under [**]);
2.	Jagotec delivers Batches according to the agreed delivery schedule in 2007 attached at Schedule 5 on the dates set out therein and (a) according to the Specifications relating to release and (b) in accordance with the other provisions of this Agreement.
2008 Performance Criteria:
1.	Jagotec delivers Batches according to the delivery schedule to be agreed for 2008 on the dates set out therein within the tolerances of and subject to clause 7.7(a) and (a) according to the Specifications relating to release in accordance with the provisions agreed in the MSA.

2.	Jagotec maintains manufacturing capacity capable of delivering at least [**] tablets (at a rate of no more than [**] tablets per Quarter) of Product during 2008 (including [**] tablets in Q1 2008).
The above criteria are for the sole purpose of calculating Price in accordance with this Schedule 1 and any failure to comply with such criteria shall not constitute a breach of this Agreement.

Schedule 2
QUARTERLY ACTIVE MATERIAL INVENTORY REPORT

TO:	CRITICAL THERAPEUTICS, INC
Attn: [Name of Relationship Manager]
With Copy to: Chief Operating Officer and VP of Finance

FROM:	JAGOTEC AG

DATE:

RE:	Active Material[1] quarterly inventory report pursuant to Section 3.12(a) of the Manufacturing and Supply Agreement dated August 20, 2007 (the “Agreement”)

Reporting Quarter:

Active Material on hand at beginning of Quarter:		kg (A)

Active Material on hand at end of Quarter:		kg (B)

Quantity Received during Quarter:		kg (C)

Quantity Dispensed[2] during Quarter:		kg

(A + C – B)

Quantity Converted during Quarter:		kg

(total Active Material in Products produced)

Credit Received[3] during Quarter:	$

[1]	Active Material means “API” as defined in the Agreement

[2]	Excludes any Active Materials received or consumed in connection with release activities, technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the month.

[3]	Amounts paid by Jagotec during the quarter for Active Materials in respect of Product deficiencies in accordance with Section 3.12 and Product Recalls in accordance with Section 8 of the Agreement.

Capitalized terms used in this report have the meanings given to such terms in the Agreement.
DATE:
JAGOTEC AG

Per:                       Name:                                            Title:

SCHEDULE 3
REPORT OF ANNUAL ACTIVE MATERIAL INVENTORY RECONCILIATION AND
CALCULATION OF ACTUAL ANNUAL YIELD

TO:	CRITICAL THERAPEUTICS, INC.
Attn: [Name of Relationship Manager]
With Copy to: Chief Operating Officer and VP of Finance

FROM:	JAGOTEC AG

DATE:

RE:	Active Material[4] annual inventory reconciliation report and calculation of Actual Annual Yield pursuant to Section 3.12 of the Agreement

Reporting Year ending:

Active Material on hand at beginning of Year:		kg (A)

Active Material on hand at end of Year:		kg (B)

Quantity Received during Year:		kg (C)

Quantity Dispensed[5] during Year:		kg (D)

(A + C — B)

Quantity Converted during Year:		kg (E)

(total Active Material in Product produced)

Credit Received[6] during Year:	$	(F)

[4]	Active Material means “API” as defined in the Agreement

[5]	Excludes any Active Materials received or consumed in connection with release activities, technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the Year.

Active Material Cost:	$	/ kg (G)

Target Yield:		%	(H)

Actual Annual Yield:		%	(I)

(( E / D) * 100)

Shortfall:	$		(J)

[**]	(if a negative number, insert zero)
     Reimbursement calculation:

	reimbursement to	reimbursement to
test(s)	CRTX	Jagotec
J = zero	Nil	$ F
J ≠ zero, and	Nil	Nil
J = F
J ≠ zero, and	$(J – F)	Nil
J is greater than F
J ≠ zero, and	Nil	$(F – J)
F is greater than J
Based on the foregoing reimbursement calculation                      will reimburse                      the amount of $                     .
Capitalized terms used in this report have the meanings given to such terms in the Agreement.
DATE:
JAGOTEC AG

[6]	Amounts paid by Jagotec during the Year for Active Material in respect of Product deficiencies in accordance with Section 3.12 and Recalls in accordance with Section 8 of the Agreement.

Per: Name:

SCHEDULE 4
ZILEUTON ACTIVE MATERIAL COST
For the purposes of the Agreement, and subject to the following, the parties agree that the Active Material Cost shall be as follows:

PRODUCT	ACTIVE MATERIAL	ACTIVE MATERIAL COST
Zyflo XR	Zileuton	$ [**] / kg
On each anniversary of the Effective Date, CRTX shall carry out a reconciliation of the average Active Material Cost in the previous twelve month period based on the actual amount of any increase or decrease from the above amount on a batch by batch basis in that twelve month period, and shall notify Jagotec in writing of the same. Such changes shall be evidenced by open book calculations. Jagotec shall upon receipt of such reconciliation either (a) be entitled to a repayment of sums paid hereunder in respect of API or (b) pay to CRTX an amount equal to any underpayment in respect thereof, all in accordance with the terms hereof.

SCHEDULE 5
DELIVERY SCHEDULE

	Purchase	Requested Ship	Requested		#
	Order	Date to Patheon	Release	Batch	Batches
Order Date	Number	under Quarantine	Date	Size	Ordered	Tablets (ea)
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

SCHEDULE 6
API Testing – Schedule to Manufacturing and Supply Agreement
Notwithstanding any contrary provision in the Manufacturing and Supply Agreement between Critical Therapeutics Inc, Jagotec AG and SkyePharma PLC (“Agreement”) and the Quality Agreement, the Parties agree as follows in relation to quality control procedures in respect of the API for Assay (provided that the U.S. Food & Drug Administration have not objected to CRTX’s CBE30 dated August 8, 2007) :
1	CRTX agrees to Jagotec using Patheon Pharmaceuticals Inc (“Patheon”) as contract test lab to perform the quality control procedures in respect of the API for Assay. In connection therewith, Jagotec shall rely on CRTX’s Supplier Qualification of Patheon (and it is hereby acknowledged that the Agreement gives Jagotec the right to audit CRTX in regards to such Supplier Qualification). The costs of such testing shall be borne by Jagotec.

2	In respect of API for the period from the [**] until [**], the following provisions shall apply:
a.	CRTX shall review copies of selected raw data for the procedures and analyses conducted by Patheon on Jagotec’s behalf prior to submission to Jagotec and confirm its agreement thereto to Jagotec following such review;

b.	Notwithstanding that Jagotec has sub-contracted testing of API to Patheon upon the terms hereof, Jagotec retains the responsibility and rights, as between it and CRTX, of API release for use in manufacture of the Product in accordance with clause 3.10 of the Agreement subject to the following; and

c.	If Jagotec releases a batch of API based on Patheon’s Assay test results and processes said batch in tablet production, and it is subsequently proven that the Assay test results produced by Patheon were erroneous due in any way to a fault of Patheon, then CRTX agrees to share the risk of the API consumed in the batch in question and Jagotec therefore agrees to promptly (a) credit CRTX for [**]%) of the Active Material Cost in respect of such consumed API and (b) credit [**]%) of the Price for such failed batches, or if the Price has not been invoiced at the time of discovering the fault, not invoice CRTX for the Price. CRTX agrees that such credits shall be in full and final settlement of any liability, claims, rights or remedies, including damages and legal costs, that CRTX may have against Jagotec, SkyePharma PLC and/or Skye-SAS in respect of and in any way relating directly or indirectly to such erroneous results of Patheon including any losses, direct or indirect, monetary or otherwise, relating thereto or arising therefrom.

3	Further CRTX consents to Jagotec using Patheon as contract test lab to perform the quality control procedures in the Quality Agreement in respect of the API for Assay from [**] as required by Jagotec, in which case the provisions of this letter, except clause 2c, shall continue to apply in respect of such API from that date.

4	The parties shall work to agree a mechanism to retain samples for retesting in case of dispute.

5	This letter shall not apply to particle size by sieve.

6	The terms of this letter shall prevail over any inconsistent term of the Agreement or Quality Agreement. All capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Agreement.
Sincerely,

CRITICAL THERAPEUTICS, INC.

By: Name:	Trevor Phillips Trevor Phillips, Ph.D.
Title: Chief Operating Officer

ACKNOWLEDGED AND AGREED

Jagotec AG

By:	/s/ F. Patalano	By:	/s/ S. Halbeisen
Name: F. Patalano		Name: S. Halbeisen
Title: Director		Title: Director

Date: August 20, 2007		Date: August 20, 2007

SkyePharma SAS

By:	/s/ KT Cunningham

Name: KT Cunningham
Title: President of SAS

Date: August 20, 2007

SkyePharma PLC

By:	/s/ Peter Grant

Name: Peter Grant
Title: Finance Director

Date: August 20, 2007